Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

            THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of June 10, 1999, by and among About.com, Inc., a Delaware corporation ("About.com"), About.com Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of About.com ("AAC"), VantageNet, Inc., a Minnesota corporation ("VantageNet"), and Patrick M. Trepanier and Jacob D. Gove, the sole stockholders of VantageNet (collectively, the "Stockholders").

                                    RECITALS

            WHEREAS, About.com, AAC, VantageNet and the Stockholders each have determined to engage in the transactions contemplated hereby, pursuant to which
(i) AAC will merge with and into VantageNet and (ii) each issued and outstanding share of capital stock of VantageNet shall be converted into cash and shares of About.com capital stock in the manner herein described;

            WHEREAS, the respective Boards of Directors of VantageNet, About.com and AAC, and the Stockholders and About.com, as the sole stockholder of AAC, have each approved this Agreement and the transactions contemplated hereby;

            WHEREAS, following the Closing (as defined below), About.com wishes to engage each of the Stockholders as an employee of About.com or AAC and each of the Stockholders desires to be so employed; and

            WHEREAS, the parties intend for the transactions contemplated by this Agreement to qualify as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                   THE MERGER

            1.1 Surviving Corporation; Effective Time.

                  (a) At the Closing (as defined in Section 7.1) and subject to the terms and conditions of this Agreement, AAC shall be merged with and into VantageNet in accordance with the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporation Act ("MBCA"),whereupon the separate existence of AAC shall cease, and VantageNet shall be the surviving corporation.

                  (b) Simultaneously with the Closing, VantageNet and AAC shall file a certificate of merger (the "Certificate of Merger") in the office of the Secretary of State of the State of Delaware in accordance with the DGCL and in the office of the Secretary of State of the

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State of Minnesota. The Merger shall become effective at such time as the
Certificate of Merger is duly filed in both Delaware and Minnesota (the date of such filings being hereinafter referred to as the "Effective Date" and the time of such filings being hereinafter referred to as the "Effective Time"). It is the intention of the parties that this Agreement shall constitute an agreement of merger under the DGCL and the MBCA. From and after the Effective Time, VantageNet shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both VantageNet and AAC, as provided under the DGCL and the MBCA.

            1.2 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of VantageNet following the Closing shall be the Certificate of Incorporation and Bylaws of VantageNet as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law.

            1.3 Directors and Officers. From and after the Effective Time, except as set forth herein and until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of VantageNet immediately prior to the Effective Time shall remain directors and officers of VantageNet.

            1.4 Conversion of Shares. As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of any holder thereof:

                  (a) each issued and outstanding share of VantageNet common stock, $0.01 par value per share (the "Shares"), shall be converted into (i) 21.85 shares, or 65,550 shares in the aggregate, of About.com's common stock, $0.001 par value per share (the "About.com Common Stock") and (ii) $183.33 per share, or $550,000 in the aggregate(the "Cash Consideration");

                  (b) Fractional shares of About.com Common Stock will not be issued in connection with the conversion of the Shares into shares of About.com Common Stock and the About.com Common Stock converted pursuant to subsection (a) above shall be rounded up to the nearest whole number of shares of About.com Common Stock.

            1.5 Exchange of Certificates.

                  (a) At the Closing and subject to the terms of the Escrow Agreement (as defined below), upon receipt of the certificates representing the Shares, AAC shall deliver to each Stockholder in exchange therefor a certificate for the number of shares of About.com Common Stock to which such holder is entitled pursuant to Section 1.4 (subject to any Escrowed Amounts (as defined in Section 1.6)). Certificates representing the shares of About.com Common Stock to be issued pursuant to Section 1.4 shall include an appropriate Securities Act of 1933 legend (Rule 144 legend), providingthat the stock evidenced by the certificates are restricted securities. In addition, at the Closing, AAC shall deliver to each Stockholder the Cash Consideration to which such holder is entitled pursuant to Section 1.4.


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

                  (b) All About.com Common Stock delivered to the Stockholders or the Escrow Agent (as defined below) in exchange for the Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of VantageNet of certificates representing any VantageNet capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing VantageNet capital stock are presented for any reason, they shall be cancelled and exchanged as provided in this
Section 1.5.

            1.6 Escrow. Contemporaneously with the execution of this Agreement, About.com, AAC, VantageNet, the Stockholders and First Union National Bank (the "Escrow Agent") shall enter into an Escrow Agreement substantially in the form as attached hereto as Exhibit A (the "Escrow Agreement"). Pursuant to the terms and conditions of the Escrow Agreement, upon the Closing About.com shall deliver all of the shares of About.com Common Stock that the Stockholders are eligible to receive pursuant to Section 1.4 (the "Escrowed Amounts") to the Escrow Agent for deposit in the Escrow Account (as defined in the Escrow Agreement) for the purpose of securing various obligations of VantageNet and the Stockholders set forth in this Agreement and the Escrow Agreement. The Escrowed Amounts shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrowed Amounts shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF ABOUT.COM AND AAC

            Each of About.com and AAC, jointly and severally, agrees with, and represents and warrants to VantageNet and each of the Stockholders as follows:

            2.1 Organization. Each of About.com and AAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

            2.2 Power and Authority. Each of About.com and AAC has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of About.com and AAC, has been authorized by all necessary corporate action of each of About.com and AAC and constitutes the legal, valid and binding obligation of each of About.com and AAC, enforceable against About.com and AAC in accordance with its terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

            2.3 1933 Act Filings. About.com has furnished to VantageNet true and complete copies of its prospectus filed with the United States Securities and Exchange Commission on March 24, 1999 (the "Prospectus"). Each of the balance sheets included in the Prospectus fairly presents the financial position of About.com as of its date.


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

            2.4 No Conflict or Default. Each of About.com's and AAC's consummation of the transactions contemplated hereby and the compliance with the terms hereof by it do not, or as of the Closing will not, violate any provisions of their respective Certificates of Incorporation or Bylaws, or conflict with or result in a breach of any terms of, or constitute a default under any material agreement, obligation or instrument to which either of them is a party or by which either of them is bound.

            2.5 Consents and Approvals. Except in connection with the filing of the Certificate of Merger or any applicable federal or state securities filings, no consent, approval, order, authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any non-governmental third party on the part of About.com or AAC is required in connection with the execution, delivery and performance by About.com and AAC of this Agreement or the consummation of the transactions contemplated hereby.

            2.6 Brokers or Finders. Neither About.com nor AAC has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF VANTAGENET
                              AND THE STOCKHOLDERS

            VantageNet and each of the Stockholders, jointly and severally, represents and warrants to each of About.com and AAC that:

            3.1 Organization and Corporate Authority. VantageNet is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has requisite corporate power and authority to carry on its business in the places where such business is now conducted.

            3.2 Power and Authority. VantageNet has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby (collectively, the "VantageNet Documents") and to consummate the transactions contemplated hereby. The VantageNet Documents have been duly executed and delivered by VantageNet, have been authorized by all necessary corporate action of VantageNet and constitute legal, valid and binding obligations of VantageNet, enforceable against VantageNet in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

            3.3 Capitalization. The authorized capital stock of VantageNet consists of 1,000,000 shares of common stock, par value $.01 per share, of which 3,000 shares are presently issued and outstanding. All such shares of stock are owned of record and beneficially by the Stockholders in the amounts set forth on
Schedule 3.3. All outstanding shares of VantageNet capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There have been no additional shares of capital stock of VantageNet that have been issued or that


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

are presently outstanding and there are no subscriptions, options, warrants, conversion rights, rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance, transfer, registration or sale of any shares of VantageNet's capital stock or any securities convertible into or exchangeable for any shares of VantageNet capital stock. All of the shares of capital stock issued by VantageNet have been issued pursuant to valid exemptions from registration under all federal and state securities laws and there are no outstanding obligations of VantageNet to repurchase, redeem or otherwise acquire any of the shares of capital stock issued by VantageNet.

            3.4 Subsidiaries. VantageNet does not presently own, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity.

            3.5 Financial Records.. The internal books and records of VantageNet from which the accounting records were derived do not contain any information which is false or misleading.

            3.6 Absence of Certain Changes. Except as set forth in Schedule 3.6 hereto, since May 6, 1999, there has not been:

                  (a) Any event that may reasonably have a material adverse effect on the business, properties, results of operations, condition (financial or otherwise) or prospects of VantageNet (each a "Material Adverse Effect");

                  (b) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of VantageNet's directors or employees;

                  (c) Any declaration, setting aside or payment of dividends or distributions in respect of the capital stock of VantageNet, or any split-up or other recapitalization in respect of the capital stock of VantageNet or any direct or indirect redemption, purchase or other acquisition of any such capital stock of VantageNet or any agreement to do any of the foregoing;

                  (d) Any issuance, transfer, sale or pledge by VantageNet of any shares of its capital stock or other securities or of any commitment, option, right or privilege under which VantageNet is or may become obligated to issue any shares of its capital stock or other securities;

                  (e) Any alteration in any term of any outstanding securities of VantageNet;

                  (f) Any change in the accounting methods, practices or policies followed by VantageNet from those in effect during the past year;

                  (g) Any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of material value by VantageNet;


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

                  (h) Any change in or amendment to the Certificate of Incorporation or Bylaws of VantageNet; or

                  (i) Any agreement or commitment, whether written or oral, by VantageNet to do any of the things described in this Section 3.6.

            3.7 Liabilities. VantageNet does not have, and as of the Closing Date (as defined below) will not have, any liabilities or obligations of any kind that, in the aggregate, exceed Five Thousand Dollars ($5,000.00) (whether absolute or contingent or accrued).

            3.8 Litigation. No litigation, arbitration or other proceeding is pending or, to the best knowledge of VantageNet or either of the Stockholders, threatened by or against VantageNet, its properties or assets, the capital stock of VantageNet or its officers, directors or stockholders before any court or any government agency, and, to the best knowledge of VantageNet and the Stockholders, no facts exist which might form the basis for any such litigation, arbitration or proceeding. VantageNet is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its business by any governmental authority or any other person. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against VantageNet or either of the Stockholders, their respective properties or assets or the capital stock of VantageNet or which in any manner challenges or seeks to prevent enjoin, alter or materially delay any of the transactions contemplated hereby. There is no action, suit, proceeding or investigation by VantageNet or the Stockholders currently pending or that is currently contemplated.

            3.9 No Conflict or Default. Neither the execution and delivery of this Agreement or any of the documents to be delivered hereunder, nor compliance with the terms and provisions hereof or thereof, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of VantageNet, or (ii) any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which either of the Stockholders is a party or by which any of them are or may be bound, or (iii) of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which VantageNet is a party and that is set forth on Schedule 3.9 hereto, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatsoever.

            3.10 Consents and Approvals. Except for the contracts set forth on
Schedule 3.9 hereto and in connection with the filing of the Certificate of Merger, no consent, approval, order, authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any non-governmental third party on the part of VantageNet or either of the Stockholders is required in connection with the execution, delivery and performance by VantageNet and the Stockholders of this Agreement, the consummation of the transactions contemplated hereby or the operation of VantageNet's business following the Closing Date.


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

            3.11 Taxes. VantageNet has (i) duly and timely filed or caused to be filed all Federal, state and local tax returns, statements, reports and forms required to be filed by VantageNet and will duly and timely file or cause to be filed all such applicable tax returns, statements, reports and forms required to be filed prior to the Effective Date which relate to VantageNet or with respect to which VantageNet is liable or otherwise in any way subject, including, without limitation, any income, property, sales, use, franchise, added value, withholding, and social security taxes, and all such tax returns (including all amendments thereto) (A) are complete, accurate and in accordance in all material respects with all legal requirements applicable thereto and (B) as of the time of filing, correctly reflected the facts regarding the income, business assets, operations, activities, status or other matters of VantageNet required to be shown thereon, (ii) paid, when due, all taxes shown to be due and payable on such returns, or pursuant to any assessment or otherwise, and (iii) properly accrued, charged or established adequate reserves on the Unaudited Financial Statements for all taxes arising in respect of any fiscal year of VantageNet. No tax liabilities, disallowances or assessments relating to the business, assets or employees or independent contractors of VantageNet have been assessed as of the date hereof, and, to the best knowledge of VantageNet and the Stockholders, there is no basis for any such liabilities, disallowances or assessments. VantageNet is not delinquent in the payment of any taxes which would result in the imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on VantageNet, its properties or assets or the capital stock of VantageNet. VantageNet has properly withheld and/or paid all withholding, employment or other similar taxes and all unemployment compensation and similar obligations required to be withheld or paid. The Stockholders will be responsible for filing any tax return relating to the business of VantageNet conducted prior to the Closing.

            3.12 Intellectual Property Rights.

                  (a) Schedule 3.12 hereto sets forth a list of all patents, trade names, trademarks, service marks, brandmarks, copyrights trade secrets, software and other intellectual property rights owned by, licensed or used in the business of VantageNet, or which are registered in the name of VantageNet, other than the Excluded Inventions as such term is defined in the Stockholders' respective employment agreements (collectively, the "VantageNet Rights"). Except as set forth on Schedule 3.12, VantageNet is the sole owner of all right, title and interest in the VantageNet Rights, free and clear of all liens, encumbrances, licenses, claims, rights of use and restrictions whatsoever.

                  (b) There are no outstanding options, licenses, sublicenses or agreements of any kind relating to the VantageNet Rights nor are there any options, licenses, sublicenses or agreements of any kind with respect to the patents, trademarks, trade names, copyrights, trade secrets, rights, or other intellectual property or other proprietary rights of any other person or entity which relate to the business of VantageNet and there has been no disposition, license, sublicense or disclosure of the VantageNet Rights or any portion thereof, except pursuant to that certain Employment Agreement between VantageNet, Inc. and Patrick M. Trepanier, dated May 5, 1999, that certain Employment Agreement


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

                        between VantageNet, Inc. and Jacob D. Gove dated May 5, 1999, and that certain Asset Purchase Agreement dated May 5, 1999, and that certain Assignment Agreement between Patrick Daggett and VantageNet, Inc., dated February 7, 1999.

                  (c) Neither the VantageNet Rights nor anything used in connection with the business of VantageNet, now or in the past, infringes or infringed or will infringe upon any rights or intellectual property of any other person, firm, corporation or other entity and no one has disputed (or has a basis to dispute) the right, title or interest of VantageNet to the VantageNet Rights. Neither VantageNet nor either of the Stockholders is aware of any facts which would invalidate or render unenforceable any of the VantageNet Rights. As of the date of this Agreement, VantageNet has not received any notices of infringement with respect to the VantageNet Rights and, to the best knowledge of VantageNet and each of the Stockholders, the VantageNet Rights are not being infringed or violated by any other person or entity, nor do they infringe any rights of others.

                  (d) VantageNet has taken reasonable security measures to protect the secrecy, confidentiality and value of the VantageNet Rights. Any employee or other person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the VantageNet Rights or any part thereof, or who has knowledge of or access to information relating to it, has been put on notice that the VantageNet Rights is proprietary to VantageNet and not to be divulged or misused, has assigned all of his or her rights relating to the VantageNet Rights to VantageNet and has executed a proprietary information and assignment of inventions agreement to such effect (all of which such agreements have been delivered to About.com). No claim of ownership or legal title or interest in or with respect to the VantageNet Rights by or against any employee who had access to the VantageNet Rights has been made or now exists and neither VantageNet nor the Stockholders know of any basis for any such claims. No third party has access to the source code versions of any of the VantageNet Rights or is otherwise in a position to duplicate or make any unauthorized use of such source code versions.

                  (e) VantageNet and the Stockholders are not aware that any employees of VantageNet are obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would, after the date of Closing, interfere with the use of such employee's best efforts to promote the interests of VantageNet or that would reasonably be expected


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

                        to conflict with VantageNet's business as proposed to be conducted, including the unrestricted use of the VantageNet Rights. Neither the execution nor delivery of this Agreement, nor the carrying on of VantageNet's business by the employees of VantageNet following the Closing, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

                  (f) VantageNet is Year 2000 Compliant. As used herein, Year 2000 Compliant means that each item of software used in its business, and all other VantageNet Rights, is designed effectively and without error to record, store, process, calculate, verify and present calendar dates falling on or after (and, if applicable, spans of time including) January 1, 2000, and before December 31, 2049, and that each such item will calculate any information (including information imported from, or exported to, other programs or systems) dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as it records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, or calculates any information dependent on or relating to such dates.

            3.13 Compliance with Law. VantageNet has complied and is in compliance in all material respects with all applicable federal, state and local laws, statutes, licensing requirements, rules and regulations, including those that relate to environmental, employment, labor and matters.

            3.14 Brokers or Finders. VantageNet has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            3.15 Employees. Other than the Stockholders, VantageNet has never had any other employees.

            3.16 Bank Accounts VantageNet has furnished to About.com a true and complete list in Schedule 3.16 setting forth the names and addresses of all banks, other institutions and state governmental departments at which VantageNet has accounts, deposits or the like, and the names of all persons authorized to draw on or give instructions with respect thereto or holding a power-of-attorney on behalf of VantageNet. All cash held in such accounts is not subject to any restriction or limitation as to withdrawal.

            3.17 Title to Properties and Assets; Leases. Schedule 3.17 sets forth the real and all material items of tangible personal property, including fixed assets and equipment, owned or leased by VantageNet or used in the operation of the business of VantageNet. VantageNet owns, or has a valid right to use, its assets and property free and clear of all


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

mortgages, liens, claims and encumberances. With respect to the property and assets it leases or licenses, VantageNet is in compliance with such leases or licenses in all material respects.

            3.18 Accounts Receivable. Schedule 3.18 contains a summary of the accounts receivable of VantageNet as of the date of this Agreement, together with an accurate aging of such accounts receivable. The accounts receivable are collectible at their full amounts.

            3.19 Accounts Payable. Schedule 3.19 contains a summary of the accounts payable of VantageNet as of the date of this Agreement, all of which arose in the normal and ordinary course of the business of VantageNet.

            3.20 Contracts. Schedule 3.20 contains a complete list of each contract or agreement to which VantageNet is a party or which relates to the operation of the business of VantageNet. Each of these contracts or agreements is a legal, binding and enforceable obligation by or against VantageNet. To VantageNet's and the Stockholder's knowledge, no party with whom VantageNet has an agreement or contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of VantageNet's business. VantageNet is not in material default in respect of any contract or agreement to which it is a party.

            3.21 Representations Complete. None of the representations and warranties made by VantageNet herein, nor any statement made in any Exhibit or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
                        CERTAIN COVENANTS AND AGREEMENTS

            4.1 Conduct of Business by VantageNet. During the period from the date of this Agreement to the Closing Date, VantageNet shall conduct its operations, and the Stockholders will ensure such conduct to be, only according to its ordinary and usual course of business and will use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with clients and others having business relationships with VantageNet. During the period from the date of this Agreement to the Closing Date, VantageNet shall confer on a regular and frequent basis with one or more designated representatives of About.com to report material operational matters and to report the general status of ongoing operations. VantageNet shall immediately notify About.com of any emergency or other change in the normal course of its business or in the operation of its properties and of any complaints, investigations or hearings (or communications indication that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving VantageNet and permit About.com's representatives prompt access to all materials prepared in connection therewith.
Further:

                  (a) From the date hereof until the Closing, neither VantageNet nor the Stockholders, without About.com's prior express written consent or except as expressly permitted hereby:


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

                        (i) incur any additional indebtedness relating to
            VantageNet, or guarantee any indebtedness or obligation of any other party;

                        (ii) issue, redeem or purchase any of VantageNet's
            capital stock or securities convertible into VantageNet capital stock or grant or issue any options, warrants or rights to subscribe for VantageNet capital stock or securities convertible into VantageNet capital stock or commit to do any of the foregoing;

                        (iii) enter into, amend or terminate any material
            agreement or arrangement relating to VantageNet;

                        (iv) increase the compensation payable or to become
            payable to any of VantageNet's officers, employees or agents, including, without limitation, the payment or obligation to pay any bonus, pension, retirement or insurance proceeds to such persons, or adopt or amend any employee benefit plan or arrangement;


                        (v) enter into any employment contract or agreement with
            any existing or prospective employee;

                        (vi) cancel, without full payment, any note, loan or
            other obligation owing to VantageNet;

                        (vii) acquire or dispose of any properties or assets
            used in the business of VantageNet;

                        (viii) create or suffer to be imposed any lien,
            mortgage, security interest or other charge on or against VantageNet's properties or assets;

                        (ix) engage in any other material activities or
            transactions;

                        (x) make or adopt any change in the Certificate of
            Incorporation or Bylaws of VantageNet as in force and effect on the date hereof; or

                        (xi) take any action, or omit to take any action, within
            their control, that would cause, and shall promptly notify About.com in writing of any event or occurrence which cause any of the representations and warranties set forth in Article 3 hereof to become untrue, incomplete, or inaccurate in any material respect as or prior to the Closing Date.

                  (b) From the date hereof until the Closing, or except as expressly permitted hereby, VantageNet shall, unless otherwise expressly consented to in writing by About.com:

                        (i) maintain VantageNet's existing insurance policies,
            unless comparable insurance is substituted therefor, and shall not take any action to terminate or modify those insurance policies;

                        (ii) maintain VantageNet's books and records consistent
            with past practices and policies and in accordance with generally accepted accounting principles;

                        (iii) maintain in good working condition, ordinary wear
            and tear excepted, and in compliance in all material respects with all applicable laws and regulations, all fixed assets owned, leased or operated, as the case may be, by VantageNet;


                        (iv) observe and perform, and remain in compliance with,
            VantageNet's obligations in agreements and contracts the breach or violation of which would have, individually or in the aggregate, a Material Adverse Effect; and

                        (v) maintain compliance with the terms and conditions of
            all VantageNet Rights and use its best efforts to maintain all such VantageNet Rights in full force and effect.

                  (c) From the date hereof until the Closing, About.com shall be authorized to serve advertisements across all of the VantageNet network. With respect to any advertisements served by About.com on the VantageNet network during this period, About.com agrees that VantageNet shall be entitled to compensation equal to 20% of Net VantageNet Revenues. For purposes of this Section 4.1(c), Net VantageNet Revenues shall be equal to Gross VantageNet Realized Revenues minus all advertising and marketing costs relating to the activities of VantageNet up to a maximum of 20% of Gross VantageNet Realized Revenues. Gross VantageNet Realized Revenues shall include all revenues actually received (on a cash basis) by About.com from all advertisers whose advertisements are served on the VantageNet network.

            4.2 Necessary Consents. Prior to the Closing, each of the parties hereto shall obtain such written consents and releases and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of VantageNet's business by About.com and AAC after the Closing as conducted at the date hereof.

            4.3 Access to Information. VantageNet and the Stockholders shall give About.com and AAC and their respective accountants, legal counsel and other representatives (collectively, the "Requesting Parties") full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of VantageNet, and shall furnish the Requesting Parties during such period all such information concerning its affairs as the Requesting Parties may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by a Requesting Party shall not affect such Requesting Party's right to rely on the representations, warranties and covenants made by VantageNet or the Stockholders in this Agreement. Pending the Closing, each Requesting Party shall hold in confidence all information so obtained and will use such information only for purposes related to the transactions contemplated hereby. Each Requesting Party further agrees that, pending the Closing, it will not disclose any such information to any third party except upon the prior written consent of VantageNet and the Stockholders, or except as required by law or except to its accountants, legal counsel or other representatives who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, the Requesting Party shall return all data to VantageNet and the Stockholders and continue to honor the foregoing confidentiality and non-disclosure covenants for a period of three (3) years. Such obligation of confidentiality shall not extend to any information (i) which is shown to be or to have been generally known to others engaged in the same trade or business as VantageNet; (ii) previously known to the Requesting Party prior to the start of discussions leading to the execution of this Agreement;
(iii) obtained by the Requesting Party in good faith from third parties who are not obligated to maintain the information confidential; (iv) that is or shall be public knowledge through no act or omission by the Requesting Party or any of its directors, officers, employees, or representatives; or (v) that is required to be disclosed pursuant to any law, rule or regulation or pursuant to any order or decree of any appropriate court or governmental agency or pursuant to any disclosure obligations set forth in the federal securities laws.

            4.4 Other Negotiations. Prior to the Closing, or such earlier date on which this Agreement is terminated in accordance with its terms, neither VantageNet nor any of its officers, directors, employees, agents or representatives will, directly or indirectly, initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on behalf of such party with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of VantageNet's business, assets or capital stock, in whole or in part. Neither VantageNet nor any of its officers, directors, employees, agents or representatives will furnish any information concerning VantageNet to any person other than the other parties hereto for the purpose of, or with the intent of, permitting such person or entity to evaluate a possible acquisition of VantageNet's business, assets or capital stock, in whole or in part.

            4.5 Certain Defaults; Litigation. VantageNet and the Stockholders will give prompt notice to the other parties of:

                  (a) any notice of default received by such party subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which such party or its assets is a party or by which it is bound, which default could, if not remedied, result in a Material Adverse Effect or which would render incorrect or misleading any representation made herein, and

                  (b) any suit, action, proceeding or investigation instituted or threatened against or affecting such party subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in a Material Adverse Effect or which would render incorrect or misleading any representation made herein.

                                    ARTICLE 5
                            CONDITIONS PRECEDENT TO
                        OBLIGATIONS OF ABOUT.COM AND AAC

            The obligations of About.com and AAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless expressly waived in writing by About.com and AAC:

            5.1 Representations and Warranties True; Schedules Delivered. The representations and warranties set forth in Article III hereof shall have been true and correct at and as of the Closing as though such representations and warranties were made on and as of that date. The Schedules referred to herein shall have been completed and provided to About.com and shall be in form and substance satisfactory to About.com and its counsel.

            5.2 Covenants Performed. VantageNet and the Stockholders shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by VantageNet or the Stockholders on or before the Closing.

            5.3 [Reserved]

            5.4 VantageNet Stockholders. The current stockholders of VantageNet shall have executed a unanimous written action whereby such stockholders vote their respective shares in favor of the approval of this Agreement and shall not have withdrawn such consent.

            5.5 [Reserved]

            5.6 Employment Agreements. Each of the Stockholders shall have executed and delivered an employment agreement to About.com in the form attached hereto as Exhibit B (collectively, the "Employment Agreements").

            5.7 No Violations; No Actions. Consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which, in any such case, in the sole judgment of About.com, has a reasonable probability of resulting in (i) the obtaining of material damages from VantageNet; (ii) an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated hereby; or
(iii) other relief in connection therewith.

            5.8 No Material Adverse Effect. During the period from June 9, 1999 to the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise), liabilities, business or prospects of VantageNet.

            5.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to About.com and its counsel, and About.com shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

            5.10 Delivery of Documents. About.com shall have received all documents and other items to be delivered by VantageNet under Section 7.2.

            5.11 Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby (each party agreeing promptly to use its reasonable best efforts to have any such order, decree or injunction lifted). There shall be no pending legal action, suit or proceeding regarding the transactions contemplated hereby.

            5.12 Required Consents. All consents, approvals and waivers from third parties necessary to the transactions as contemplated hereby and to the continued validity and effectiveness of the VantageNet Rights shall have been obtained.

            5.13 [Reserved]

            5.14 Resignation of Directors. The directors and officers of VantageNet shall have submitted their resignations in writing to About.com which shall be effective as of the Closing Date.

            5.15 Assignment of VantageNet Rights. All VantageNet Rights shall have been properly assigned, if necessary, to provide the benefit of such VantageNet Rights to About.com.

                                    ARTICLE 6
                             CONDITIONS PRECEDENT TO
                 OBLIGATIONS OF VANTAGENET AND THE STOCKHOLDERS

            The obligations of VantageNet and the Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless expressly waived in writing by VantageNet and the Stockholders:

            6.1 Representations True. All representations and warranties by About.com and AAC in this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

            6.2 Covenants Performed. Each of About.com and AAC shall have performed, satisfied, and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by About.com or AAC on or before the Closing.

            6.3 Delivery of Documents. VantageNet shall have received all documents and other items to be delivered by About.com and AAC under Section 7.3.

            6.4 Required Consents. All consents, approvals and waivers from third parties and governmental authorities necessary to the transactions as contemplated hereby shall have been obtained.

            6.5 Employment Agreements. About.com shall have executed and delivered the Employment Agreements.

                                    ARTICLE 7
                                     CLOSING

            7.1 Time and Place. The closing of the Merger (the "Closing") shall occur at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York 10023 at 10:00 a.m. on the earliest practicable date after the conditions of Articles 5 and 6 shall have been met or at such other time and date to which the parties may agree in writing (the "Closing Date").

            7.2 Deliveries by VantageNet and the Stockholders. At the Closing, VantageNet and the Stockholders shall execute and deliver or cause to be executed and delivered to About.com:

                  (a) Corporate Documents. The Certificate of Incorporation of VantageNet, certified by the Secretary of State of Minnesota as of a recent date, and the Bylaws of VantageNet, certified by the Secretary of VantageNet as in effect as of the Closing Date;

                  (b) [Reserved]

                  (c) Certificate of Good Standing. VantageNet shall have delivered to About.com a certificate from the Secretary of State or other appropriate official of the State of Minnesota to the effect that each of VantageNet is in good standing or subsisting in Minnesota and listing all charter documents of VantageNet on file;

                  (d) Resolutions. A copy of the resolutions of the Board of Directors of VantageNet certified by the Secretary of VantageNet as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by VantageNet;

                  (e) [Reserved]

                  (f) Certificates Representing Shares. The Stockholders shall have provided About.com with the certificates representing the Shares;

                  (g) Books and Records. All of the minute books, stock ledgers and similar corporate records of VantageNet;

                  (h) [Reserved]

                  (i) Consent. Evidence that all consents, releases, approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, required to effect the Merger and to consummate the transactions contemplated hereby have been obtained by VantageNet;

                  (j) [Reserved]

                  (k) [Reserved]

                  (l) Escrow Agreement. The Escrow Agreement; and

                  (m) Other Documents. Such other documents and instruments as About.com or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

            All documents delivered to About.com shall be in form and substance reasonably satisfactory to About.com and its counsel.

            7.3 Deliveries of About.com. At the Closing, About.com shall execute and deliver or cause to be executed and delivered to VantageNet simultaneously with delivery of the items referred to in Section 7.2 above:

                  (a) Resolutions. A copy of the resolutions of the Board of Directors of each of About.com and AAC, certified by the Secretary thereof as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by About.com and AAC;

                  (b) Escrow Agreement. The Escrow Agreement; and

                  (c) About.com Common Stock and Cash Consideration. Subject to the Escrow Agreement, About.com will deliver to the Stockholders the About.com Common Stock and the Cash Consideration.

            All documents delivered to VantageNet shall be in form and substance reasonably satisfactory to VantageNet.

                                    ARTICLE 8
                                 INDEMNIFICATION

            8.1 Indemnification by the Stockholders. The Stockholders shall indemnify About.com and AAC and their respective directors, officers, employees, agents or advisors, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgements, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages"), incurred or suffered by them:

                  (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of VantageNet or the Stockholders contained, or referred to, in this Agreement, the Escrow Agreement or in the certificates delivered pursuant to Section 7.2 herein; or

                  (b) arising out of the conduct of VantageNet's business prior to the Effective Date or resulting from or relating to any goods sold or services rendered by VantageNet through the Effective Date, including without limitation, customer claims and customer warranty claims in respect of such pre-Effective Date goods and services ("Customer Claims"), regardless of when asserted.

            8.2 Indemnification by About.com and AAC. About.com and AAC, jointly and severally, shall indemnify the Stockholders and hold each of them harmless against, any and all Damages incurred or suffered by them arising out of the conduct of VantageNet's business following the Effective Date or resulting from or relating to any goods sold or services rendered by or through VantageNet following the Effective Date, including without limitation, customer claims and customer warranty claims in respect of such post-Effective Date goods and services, regardless of when asserted.

            8.3 Method of Asserting Claims.

                  (a) All claims for indemnification by any party entitled to make such claim hereunder (or any of their affiliated parties (each an "Indemnified Person")) pursuant to this Article 8 shall be made in accordance with the provisions of this Section 8.3 and the Escrow Agreement.

                  (b) The Indemnified Person shall give prompt written notification to the party obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article 8 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 8 unless such notification delay shall prejudice the Indemnifying Person. Within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the parties shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

                  (c) The Escrowed Amounts in Paragraph 5(c) of the Escrow Agreement shall be used to satisfy all Damages of any and all parties pursuant to the provisions of the Escrow Agreement.

            8.4 Survival and Limitations.

                  (a) Except with respect to the representations and warranties contained in Section 3.11, the representations and warranties of VantageNet and the Stockholders set forth in Article 3 above and the indemnification obligations set forth in this Article 8 with respect to such representations and warranties of VantageNet and the Stockholders (i) shall survive the Effective Date and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months after the Effective Date and (ii) shall not be affected by any examination made for or on behalf of About.com or AAC or the knowledge of any of About.com's or AAC's officers, directors, stockholders, employees or agents.

                  (b) The representations and warranties of VantageNet and the Stockholders set forth in Section 3.11 shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue for seven (7) years in full force and effect in accordance with their terms.

                  (c) The representations and warranties of About.com and AAC set forth in Article 2 above shall survive the Effective Date and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months after the Effective Date.

                  (d) The date on which any particular representation, warranty or indemnification obligation of any party hereto terminates shall be referred to herein and in the Escrow Agreement as the "Termination Date". If a notice of a claim is given in accordance with the notice provisions of this Agreement or the Escrow Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

            9.1 Termination of Agreement. All parties hereto agree to fulfill the requirements of Articles 5 and 6 as soon as practicable. If any precondition to the completion of the transactions contemplated hereby as set forth in Articles 5 and 6 is not fulfilled on or prior to June 19, 1999, which date may be extended by mutual written agreement of the parties, this Agreement shall be null and void and have no further effect and no party shall have any liability to any other party as a result of such termination, except as to such matters as are specified to survive the termination of this Agreement.

            9.2 Further Assurances. At the request of any of the parties hereto, and without further consideration, each party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby including, without limitation, that the principals of VantageNet shall cooperate with About.com in the preparation of any short-year tax returns required of VantageNet as a result of the Transaction.

            9.3 Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

            9.4 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

            9.5 Entire Agreement; Waivers. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            9.6 Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

            9.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective heirs, executors, administrators, successors and assigns.

            9.8 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            To About.com
            or AAC at:        About.com, Inc.
                              220 East 42nd Street, 24th Floor
                              New York, New York 10017
                              Attn: Alan P. Blaustein, Esq.
                              Senior Vice President and General Counsel
                              Telecopy No.: (212) 818-1379

            With a copy to:   Brobeck, Phleger & Harrison LLP
                              1633 Broadway, 47th Floor
                              New York, New York  10023
                              Attention: Eric Simonson, Esq.
                              Telecopy No.:  (212) 586-7878

            To VantageNet at: VantageNet, Inc.
                              709 Granite Drive
                              Eagan, Minnesota 55123
                              Attention:  Patrick Trepanier
                              Telecopy No.:  (651) 405-3019

                              Jacob D. Gove
                              3833 64th Street, E.
                              Inver Grove Heights, Minnesota 55076
                              Telecopy No.: (651) 457-9686

            With a copy to:   Hinshaw & Culbertson
                              3100 Piper Jaffray Tower
                              222 South Ninth Street
                              Minneapolis, Minnesota  55402 Attention: Mark
                              F. Palma, Esq.
                              Telecopy No.:  (612) 334-8888

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

            9.9 Attorneys' Fees. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the Prevailing Party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing Party" within the meaning of this Section 9.9 includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

            9.10 Governing Law. The terms of this Agreement shall be governed by the laws of the State of New York, without regard to principles of choice or conflicts of laws.

            9.11 Dispute Resolution. In the event that a dispute shall ever arise between the parties, the parties agree to act in good faith to attempt to resolve such dispute. In consideration for the mutual promises of each party, the parties agree that, in the event of any dispute, the parties shall meet within 10 days of a written request by a party for such a meeting. The party requesting the meeting shall set forth in detail the nature of the dispute. Within the period outline above, the parties shall meet and attempt in good faith to resolve the dispute. If, and only if, the dispute remains unresolved through the foregoing process, the parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the Borough of Manhattan in New York, New York. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section
9.11. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the Borough of Manhattan in New York, New York shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.11 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

            9.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

            9.13 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

            9.14 Construction of Agreement; Knowledge. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, and except as provided in the following sentence, the term "knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

            9.15 Publicity. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. Neither VantageNet nor the Stockholders shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by About.com and AAC.

            9.16 Mutual Drafting. This Agreement is the joint product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

            9.17 Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

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                                       23

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.


                                    ABOUT.COM, INC.

                                    By:/s/ Alan P. Blaustein
                                       -----------------------------------------
                                    Its: Senior VP and General Counsel
                                        ----------------------------------------


                                    ABOUT.COM ACQUISITION CORP.

                                    By:/s/ Alan P. Blaustein
                                       -----------------------------------------
                                    Its: Senior VP and General Counsel
                                        ----------------------------------------


                                    VANTAGENET, INC.

                                    By: /s/ Patrick M. Trepanier
                                       -----------------------------------------
                                    Its: President
                                        ----------------------------------------


                                    PATRICK M. TREPANEIR

                                    By: /s/ Patrick M. Trepanier
                                       -----------------------------------------


                                    JACOB E. GOVE

                                    By:/s/ Jacob E. Gove
                                       -----------------------------------------


                                       24